Exhibit 1.1

chinadotcom announces adjournment of
Extraordinary General Meeting until April 27, 2005

Hong Kong — April 20, 2005 — chinadotcom corporation (Nasdaq: CHINA; website: http://www.corp.china.com) announced today that it had adjourned the Company’s Extraordinary General Meeting scheduled for Wednesday, April 20, 2005, at 11:00 a.m. (HKT) until Wednesday, April 27, 2005 at the same time and place because a quorum was not present. Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, if at such adjourned General Meeting a quorum is not present within 15 minutes from the time appointed for holding such adjourned General Meeting, the members present in person or by proxy shall be a quorum and may transact the business for which the General Meeting was called.

The Company had called the General Meeting to act upon the Company’s proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to change the name of the Company to “CDC Corporation”.

About chinadotcom corporation

chinadotcom corporation (Nasdaq: CHINA; Website: http://www.corp.china.com) is a leading integrated enterprise software and mobile applications company in China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the company’s proposal to change its name to CDC Corporation. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the receipt of shareholder approval for such name change, the formation of a quorum to transact business at the adjourned general meeting of shareholders and the acceptance by the authorities in the Cayman Islands of an amendment to the Company’s Memorandum and Articles of Association to effectuate such name change. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations

Anne Yu
Tel:	(852) 2237 7020
Fax:	(852) 2571 0410
e-mail:	anne.yu@hk.china.com

Investor Relations

Craig Celek, Vice President, Investor Relations
Tel:	1-212-661-2160
Fax:	1-646-827-2421
e-mail:	craig.celek@hk.china.com